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                                                                   EXHIBIT 10.13

Pursuant to separate employment agreements between W-H Energy Services, Inc. (the "Company") and each of the named executive officers set forth below, the Board of Directors (the "Board") of the Company has the discretion, at the beginning of each year, to increase, but not decrease, each such officer's annual base salary above the annual base salary level provided in such agreement. In addition, each such agreement provides for each such officer to receive an incentive compensation bonus of up to 100% (or, in Mr. White's case, 200%) of such officer's annual base salary, the amount of such bonus, if any, to be established in the sole discretion of the Board.

On January 17, 2006, the Compensation Committee of the Board recommended, and the Board approved, 2006 annual base salaries, effective January 1, 2006, and 2005 cash bonus payments for such executive officers. In connection with establishing base salaries and bonuses, the Compensation Committee conducted its annual review of Mr. White's performance and, with Mr. White's assistance, the performance of each such other officer. The Compensation Committee also received a report from an independent compensation consulting firm that included a comparison of the compensation paid to executive officers in the Company's peer group. Based on such evaluation as well as the Company's operational and financial performance, the Compensation Committee recommended, and the Board approved, the 2006 base salaries and 2005 bonus payments set forth below:

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
Executive Officer                                                  2006 Annual Salary            2005 Cash Bonus
                                                                   ------------------            ---------------

Kenneth T. White, Jr.
Chairman, President and Chief Executive Officer                         $475,000                     $900,000

William J. Thomas III
Vice President                                                          $360,000                     $340,000

Glen J. Ritter
Vice President                                                          $360,000                     $340,000

Jeffrey L. Tepera
Vice President and Chief Financial Officer                              $300,000                     $260,000

Stuart J. Ford
Vice President and Intellectual Property Counsel                        $250,000                     $230,000
